Exhibit 99.1

Sonic Foundry Announces Fourth Quarter and Fiscal 2015 Financial Results

MADISON, Wis.--(BUSINESS WIRE)--December 10, 2015--Sonic Foundry, Inc. (NASDAQ: SOFO), the trusted leader for video creation and management solutions, today announced consolidated financial results for its fiscal 2015 fourth quarter and fiscal year ended September 30, 2015.

Fourth Quarter Highlights

  Billings of $11.5 million, an increase of 25%, compared to $9.2 million in the fourth quarter of fiscal 2014. The company billed a $2.1 million international transaction that did not meet the criteria for revenue recognition at September 30, 2015. Recording of revenue and earnings for this transaction is delayed until fiscal 2016.
  Revenue of $9.1 million, an increase of 7%, compared to $8.5 million in the fourth quarter of fiscal 2014. Service revenue, including increased hosting and support, was the primary driver for this increase.
  Gross margin of $6.5 million or 71% compared to $5.9 million or 69% for the fourth quarter of fiscal 2014.
  Net loss of $1.2 million or $(0.28) per basic share compared to a net loss of $1.3 million or $(0.30) per basic share in the fourth quarter of fiscal 2014.
  Adjusted EBITDA loss of $(212) thousand compared to adjusted EBITDA loss of $(435) thousand in the fourth quarter of fiscal 2014.
  Cash of $2 million at September 30, 2015 compared to $4.3 million at September 30, 2014.
  Unearned revenue from services and products of $12.7 million as of the end of the fourth quarter 2015, compared to $10 million as of the end of the fourth quarter 2014. The company expects to realize $3.6 million of this unearned revenue at September 30, 2015 in the first quarter of fiscal 2016. The deferred international transaction referenced above resulted in an increase of $2.1 million to unearned revenue. The remaining increase in unearned revenue is a result of increased billings for services. Services revenue, which includes Mediasite customer support contracts, training, installation, rental, event and content hosting services, is recognized over the life of the contract.

The gross margin increase in the fourth quarter of 2015 compared to the fourth quarter of 2014 was due to fewer higher-volume, lower-margin transactions, and to improvements to product margins as a result of sourcing lower cost components. The full-year gross margins were 71% in fiscal 2015 and fiscal 2014.

International product and service billings accounted for 53 percent of Sonic Foundry’s consolidated billings in the fourth quarter 2015, compared to 39 percent in the fourth quarter 2014. International billings have remained high primarily as a result of demand generation and new customers in the Middle East, and of focused sales efforts in our locations in Europe and Japan.

In the fourth quarter of fiscal 2015, 69 percent of billings were to existing customers, compared to 79 percent during the fourth quarter of fiscal 2014, with 69 percent to education customers and 24 percent to corporate customers.

“Despite the challenges of the past year, our core business in education has strengthened across the globe. Strategic wins and increasingly larger deployments of our technology underscore the fact that when customers decide to invest in a video strategy our solution is the most trusted, automated, scalable and efficient on the market,” said Gary Weis, CEO of Sonic Foundry.

Weis continued, “Looking ahead we are focused on ensuring that our offerings target the more complex and highly valued needs of customers as they expand their enterprise video deployments. We’ll continue to penetrate new geographies to transform education, accelerate training and personalize communication, all with the aim of growing the market for enterprise video and creating long-term shareholder value.”

The company is providing fiscal 2016 guidance of billings of between $42 and $45 million, adjusted EBITDA of between $3.5 and $4.5 million and bottom line results of between breakeven and $1.0 million.

To supplement and enhance the reader’s understanding of our operating performance and our ability to satisfy lender requirements, we disclose adjusted Earnings Before Interest, Taxes, Depreciation, and Amortization (adjusted EBITDA), a non-GAAP measure of operating performance. Our adjusted EBITDA measure additionally includes stock compensation expense from the SEC definition of EBITDA. As such, our adjusted EBITDA may not be comparable to similarly titled measures reported by other companies, and should not be viewed as an alternative to net income as a measurement of our operating performance. Our credit agreement contains a minimum EBITDA calculation based, in part, on adjusted EBITDA since this measure is representative of adjusted income available for debt and interest payments. A reconciliation of net loss to adjusted EBITDA for the quarters ended and years ended September 30, 2015 and 2014 are included in the release. The company is unable to provide a reconciliation of projected EBITDA to projected net income due to the unknown effect, timing and potential significance of certain income statement items.

Sonic Foundry will host a corporate webcast today, December 10th, for analysts and investors to discuss its fiscal 2015 fourth quarter and fiscal 2015 results at 3:30 p.m. CT / 4:30 p.m. ET. It will use its patented rich media communications system, Mediasite, to webcast the presentation for both live and on-demand viewing. To access the presentation, register at www.sonicfoundry.com/earnings. An archive of the webcast will be available for 90 days.

About Sonic Foundry®, Inc.

Sonic Foundry (NASDAQ: SOFO) is the trusted leader for video capture, management and webcasting solutions in education, business and government. The patented Mediasite Enterprise Video Platform transforms communications, training, education and events for over 3,800 customers in over 65 countries. The company empowers organizations to reach everyone through the power of video; accelerating knowledge-sharing, preserving valuable content, building stronger teams and getting results.

© 2015 Sonic Foundry, Inc. Product and service names mentioned herein are the trademarks of Sonic Foundry, Inc. or their respective owners.

This news release contains forward-looking statements about the products and services of Sonic Foundry within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward looking statements include statements about our products and services, our customer base, strategic investments, new partnerships, our future operating results and any statements we make about the company’s future. These types of statements address matters that are subject to many risks and uncertainties. Actual results could differ materially from the forward-looking guidance we provide. Any forward-looking statements should be considered in context of the risk factors disclosed in our periodic forms 10Q, 10K and other filings with the SEC. These filings can be accessed on-line at www.sec.gov and other websites or can be obtained from the company’s investor relations department. All of the information and disclosures we make in this news release regarding our business, including any forward looking guidance, are as of the date given and we assume no obligation to update or change this information, regardless of subsequent events.

Sonic Foundry, Inc.
Consolidated Balance Sheets
(in thousands, except for share and per share data)

	September 30,
	2015	2014
Assets
Current assets:
Cash and cash equivalents	$1,976	$4,344
Accounts receivable, net of allowances of $150	12,659	8,449
Inventories	2,385	1,960
Prepaid expenses and other current assets	927	1,305
Total current assets	17,947	16,058
Property and equipment:
Leasehold improvements	904	911
Computer equipment	5,852	5,440
Furniture and fixtures	837	720
Total property and equipment	7,593	7,071
Less accumulated depreciation and amortization	4,785	3,675
Property and equipment, net	2,808	3,396
Other assets:
Goodwill	10,853	11,185
Customer relationships, net of amortization of $457 and $191	1,872	2,471
Software development costs, net of amortization of $429 and $252	104	281
Product rights, net of amortization of $164 and $41	508	631
Other intangibles, net of amortization of $190 and $162	112	37
Other long-term assets	599	564
Total assets	$34,803	$34,623

Liabilities and stockholders' equity
Current liabilities:
Revolving line of credit	$1,818	$-
Accounts payable	2,026	1,183
Accrued liabilities	1,666	2,512
Unearned revenue	11,359	9,079
Current portion of capital lease and financing arrangements	211	196
Current portion of notes payable and warrant debt, net of discounts	1,299	974
Current portion of subordinated note payable	186	2,096
Total current liabilities	18,565	16,040

Long-term portion of unearned revenue	1,325	929
Long-term portion of capital lease and financing arrangements	196	173
Long-term portion of notes payable and warrant debt, net of discounts	2,080	1,139
Long-term portion of subordinated note payable	92	314
Derivative liability, at fair value	109	-
Other liabilities	311	401
Deferred tax liability	4,322	4,312
Total liabilities	27,000	23,308

Commitments and contingencies

Stockholders' equity:
Preferred stock, $.01 par value, authorized 500,000 shares; none issued	─	─
5% Preferred stock, Series B, voting, cumulative, convertible, $.01 par value
(liquidation preference at par), authorized 1,000,000 shares, none issued	─	─
Common stock, $.01 par value, authorized 10,000,000 shares; 4,376,456 and
4,276,470 shares issued and 4,363,740 and 4,263,754 shares outstanding	44	43
Additional paid-in capital	195,973	194,260
Accumulated deficit	(186,897)	(182,372)
Accumulated other comprehensive loss	(1,122)	(421)
Receivable for common stock issued	(26)	(26)
Treasury stock, at cost, 12,716 shares	(169)	(169)
Total stockholders' equity	7,803	11,315
Total liabilities and stockholders' equity	$34,803	$34,623

Sonic Foundry, Inc.
Consolidated Statements of Operations
(in thousands, except for share and per share data)

	Quarters Ended September 30,		Years Ended September 30,

	2015	2014	2015	2014

Revenue:
Product	$3,854	$3,890	$15,884	$16,773
Services	5,154	4,490	20,160	18,649
Other	48	100	415	408
Total revenue	9,056	8,480	36,459	35,830

Cost of revenue:
Product	2,110	1,862	7,406	7,350
Services	496	747	3,229	2,925
Total cost of revenue	2,606	2,609	10,635	10,275
Gross margin	6,450	5,871	25,824	25,555

Operating expenses:
Selling and marketing	4,513	4,386	18,016	16,551
General and administrative	1,302	1,375	5,635	5,623
Product development	1,543	1,468	6,265	5,545
Patent settlement	-	-	-	428
Acquisition costs	-	-	-	490
Total operating expenses	7,358	7,229	29,916	28,637
Loss from operations	(908)	(1,358)	(4,092)	(3,082)

Non-operating income (expenses):
Gain on investment in Mediasite KK	-	-	-	1,390
Equity in earnings of investment in Mediasite KK	-	-	-	38
Interest expense, net	(143)	(61)	(372)	(231)
Other income (expense), net	(97)	163	46	173
Total non-operating income (expenses)	(240)	102	(326)	1,370
Loss before income taxes	(1,148)	(1,256)	(4,418)	(1,712)
Provision for income taxes	(74)	(32)	(107)	(1,104)
Net loss	$(1,222)	$(1,288)	$(4,525)	$(2,816)

Loss per common share:
– Basic	$(0.28)	$(0.30)	$(1.04)	$(0.67)
– Diluted	$(0.28)	$(0.30)	$(1.04)	$(0.67)

Weighted average common shares
– Basic	4,335,453	4,252,094	4,332,576	4,174,191
– Diluted	4,335,453	4,252,094	4,332,576	4,174,191

Sonic Foundry, Inc.
Consolidated Adjusted EBITDA Reconciliation
(in thousands)

	Quarters Ended		Years Ended
	September 30,		September 30,
	2015	2014	2015	2014

Net loss	$(1,222)	$(1,288)	$(4,525)	$(2,816)
Add:
Depreciation and amortization	576	518	2,260	1,730
Income tax expense	74	32	107	1,104
Interest expense	143	61	372	231
Stock-based compensation expense	217	242	963	921

Adjusted EBITDA	$(212)	$(435)	$(823)	$1,170

Sonic Foundry, Inc.
Consolidated Statements of Cash Flows
(in thousands)

	Years Ended September 30,
	2015	2014
Operating activities

Net loss	$(4,525)	$(2,816)
Adjustments to reconcile net loss to net cash used in operating activities:
Gain and equity in earnings on investment in Mediasite KK	-	(1,429)
Amortization of other intangibles	343	244
Amortization of software development costs	177	177
Amortization of product rights	123	41
Amortization of debt discount	26	-
Depreciation of property and equipment	1,599	1,268
Provision for doubtful accounts	57	60
Deferred taxes	53	1,064
Stock-based compensation expense related to stock options	963	921
Remeasurement gain on subordinated debt	(202)	(157)
Remeasurement gain on derivative liability	(11)	-
Changes in operating assets and liabilities:
Accounts receivable	(4,379)	(597)
Inventories	(344)	20
Prepaid expenses and other current assets	169	(308)
Accounts payable and accrued liabilities	111	(810)
Other long-term liabilities	(86)	(94)
Unearned revenue	2,800	2,329
Net cash used in operating activities	(3,126)	(87)

Investing activities

Purchases of property and equipment	(722)	(862)
Cash received in Mediasite KK acquisition, net of cash paid	-	1,281
Cash paid for MediaMission acquisition, net of cash acquired	-	(119)
Net cash provided by (used in) investing activities	(722)	300

Financing activities

Proceeds from notes payable	2,336	1,954
Proceeds from line of credit	8,535	-
Payments on notes payable	(2,894)	(1,199)
Payments on line of credit	(6,727)	-
Payment of debt issuance costs	(122)	(49)
Proceeds from issuance of common stock and warrants	710	98
Proceeds from exercise of common stock options	41	286
Payments on capital lease and financing arrangements	(252)	(229)
Net cash provided by provided by financing activities	1,627	861
Changes in cash and cash equivalents due to changes in foreign currency	(147)	(212)
Net increase (decrease) in cash and cash equivalents	(2,368)	862
Cash and cash equivalents at beginning of period	4,344	3,482
Cash and cash equivalents at end of period	$1,976	$4,344

CONTACT:
Sonic Foundry, Inc.
For investor inquiries:
investor@sonicfoundry.com
or
For media relations:
Tammy Jackson, 608.770.9052
tammy@sonicfoundry.com